Exhibit 99.1

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

CFO Commentary on Fourth-Quarter and Full Year 2012 Results

Summary
The fourth quarter came in consistent with our expectations.  For 2012, although our financial results were below our expectations entering the year, we launched leadership products in every major business segment and we extended our manufacturing leadership.

2012 revenue of $53.3B was down 1% from a year ago and below the expectations we had at the start of the year. Worldwide GDP growth was significantly less than we had thought entering the year and the PC market segment was impacted by the growth of tablets. Our PC Client Group revenue was down 3% from a year ago.  The Data Center Group revenue grew 6% year over year as a richer mix of products and significant growth in the internet cloud segment of our business was partially offset by weakness in the enterprise server market segment.  Gross margin for the year was 62.1%, at the top end of our historical gross margin range for the 3rd year in a row. Spending as a percent of revenue was up to 34.1 percent in 2012 as a result of increasing R&D investments across Ultrabooks, the data center, smartphones, tablets, and manufacturing. Operating profit was $14.6B and net income was $11.0B, with earnings per share of $2.13.

Fourth quarter revenue of $13.5B was down 3% year over year.  Relative to historical seasonal growth in the fourth quarter, revenue was impacted by softness in PC demand and continued reduction of inventories across the supply chain as OEMs reduce inventory on older generation products. Gross margin dropped from the third quarter to 58% The drop from the third quarter was driven primarily by the aggressive tactical actions we took to reduce inventory levels and to redirect space and equipment to our 14nm process technology resulting in excess capacity charges. Our inventories decreased almost $600M from the third quarter as a result of these actions. Separately, we started production on our next generation micro-architecture product, code-named Haswell, which we expect to qualify for sale in the first quarter. This production prior to qualification for sale resulted in an increase in inventory write-offs.  Operating income was $3.2B and net income was $2.5B, with earnings per share of $0.48.

On a GAAP basis, the full year 2012 results when compared to the full year 2011 results were the following:
•           Revenue of $53.3B was down 1%, from $54.0B
•           Gross margin of 62.1% was flat from 62.5%
•           Operating income of $14.6B was down 16% from $17.5B
•           Net income of $11.0B was down 15% from $12.9B
•           Earnings per share of $2.13 was down 11% from $2.39

On a GAAP basis, the fourth quarter 2012 results when compared to the fourth quarter from a year ago were the following:
•           Revenue of $13.5B was down 3%, from $13.9B
•           Gross margin of 58.0% was down 6.5 points from 64.5%
•           Operating income of $3.2B was down 31% from $4.6B
•           Net income of $2.5B was down 27% from $3.4B
•           Earnings per share of $0.48 was down 25% from $0.64

As a result of the acquisitions of McAfee, Inc. and the Infineon wireless division in the first quarter of 2011, we continue to provide Non-GAAP financial information in addition to GAAP to provide additional visibility into operational results of the company. The Non-GAAP information below excludes the impact of amortization of acquisition-related intangibles, and the related income tax effect.

Full year 2012 vs. Full year 2011 Non-GAAP* Financial Comparison
•           Gross margin of 63.2% was flat from 63.4%
•           Operating income of $15.5B was down 15% from $18.2B
•           Net income of $11.6B was down 14% from $13.5B
•           Earnings per share of $2.24 was down 10% from $2.50

Q4’12 vs. Q4’11 Non-GAAP* Financial Comparison
•           Gross margin of 59.0% was down 6.4 points from 65.4%
•           Operating income of $3.4B was down 30% from $4.8B
•           Net income of $2.6B was down 26% from $3.5B
•           Earnings per share of $0.51 was down 24% from $0.67

Except as otherwise noted, the remainder of this document presents results and comparables on a GAAP basis.

Fourth Quarter 2012

Revenue
Revenue of $13.5B was flat sequentially and down 3% from a year ago. PC and Data Center volumes were down 3% when compared to the third quarter.  Platform** average selling prices were up 4% when compared to the third quarter.

Intel Architecture Group fourth quarter revenue of $12.4B was down 1% sequentially and down 4% year over year:
•
The PC Client Group had revenue of $8.5B, down 1% from the third quarter. Year over year, PC Client Group revenue was down 6%. PC Client volume was down 4% sequentially and down 6% from a year ago. PC Client platform average selling prices were up 2% sequentially and flat from a year ago.

*See the explanation of non-GAAP measures and the reconciliation to the most directly comparable GAAP financial measure on page 10
**PC Client Group and Data Center Group microprocessors and chipsets

The Data Center Group had revenue of $2.8B, up 7% from the third quarter.  Year over year, Data Center Group revenue was up 4%. Data Center volume was flat sequentially and down 1% from a year ago. Data Center platform average selling prices were up 8% sequentially and up 5% from a year ago.
•	The other Intel architecture group had revenue of $1.0B, down 14% from the third quarter. Year over year, the other Intel architecture group’s revenue was down 7%.

The Software and Services Group had revenue of $636M, up 8% from the third quarter. Year over year, the Software and Services Group revenue was up 10%.

Gross Margin
Gross margin dollars were $7.8B, down $0.7B compared to the third quarter.  Gross margin of 58.0% was 5.3 points lower than the third quarter and up 1 point when compared to the midpoint of the Outlook provided on October 16th.

Gross Margin Reconciliation: Q3’12 to Q4’12(63.3% to 58.0%, down 5.3 points)
[note: point attributions are approximate]
•	- 3.5 points:	Excess capacity charges
•	- 2.0 points:	Higher inventory write-offs (primarily our next generation micro-architecture product, code-named Haswell, built prior to qualification for sale)
•	- 0.5 point:	Lower platform** volume
•	+ 1.0 point:	Higher platform** average selling prices

Gross Margin Reconciliation: Q4’12 Outlook  to Q4’12 (57% +/- couple points to 58.0%, up 1 point)
[note: point attributions are approximate]
•	+ 1.0 point:	Higher platform** average selling prices
•	+ 1.0 point:	Lower other cost of sales (factory start-up costs and excess capacity charges)
•	- 0.5 point:	Lower platform** volume
•	- 0.5 point:	Miscellaneous

Gross Margin Reconciliation: Q4’11 to Q4’12 (64.5% to 58.0%, down 6.5 points)
When comparing to the fourth quarter from a year ago gross margin was down 6.5 points due to excess capacity charges, higher platform** unit costs, and higher platform** inventory write-offs, and lower platform** volume.

Spending
Spending for R&D and MG&A was $4.6B, flat to the third quarter and up ~$100M from the Outlook provided in October. The increase relative to Outlook is primarily driven by an increase in profit dependent spending and higher than expected spending on masks related to new product introductions. R&D and MG&A as a percentage of revenue was 34%, flat to the third quarter.  Depreciation was $1.6B, in line with expectations.

Amortization of acquisition related intangibles was $75M, in line with expectations.

**PC Client Group and Data Center Group microprocessors and chipsets

Other Income Statement Items
Gains and losses on equity investments and interest and other income was a net gain of $49M, lower than the $80M gain in the third quarter and lower than our Outlook of a $75M net gain.

The provision for taxes in the fourth quarter was at a 23.0% tax rate, down from our forecast of 27% on higher profits coming from lower tax jurisdictions.

Balance Sheet and Cash Flow Items
Cash flow from operations in the fourth quarter was approximately $6.0B.  On the balance sheet, total cash investments^^ ended the quarter at $18.2B, up $7.7B from the third quarter.  During the fourth quarter, we issued approximately $6.2B in debt, paid approximately $1.1B in dividends, purchased $2.5B in capital assets, and repurchased $1.0B in stock. Total inventories were down $585M.

Other Items
The total number of employees was approximately flat from the third quarter at 105K.

Diluted shares outstanding decreased by 58M shares from the third quarter and decreased by 147M shares from the fourth quarter a year ago.

Full Year 2012

Revenue
Revenue of $53.3B was down 1% from a year ago. PC and Data Center Group volume was down 1% from a year ago.  Platform** average selling prices were flat compared to 2011.

Intel Architecture group 2012 revenue of $49.4B was down 2% year over year:
•
The PC Client Group had revenue of $34.3B, down 3% year over year. PC Client volume was down 1% year on year. PC Client platform average selling prices were down 2% from 2011. Notebook volume was up 2% year on year with Notebook platform average selling prices down 6% from 2011. Desktop volume was down 5% year on year with Desktop platform average selling prices up 4% from 2011.

•	The Data Center Group had revenue of $10.7B, up 6% from 2011. Data Center volume was down 1% year on year. Data Center platform average selling prices were up 6% from 2011.
•
The other Intel architecture group had revenue of $4.4B, down 13% year over year. The year on year decline is driven by lower netbook sales and lower Intel Mobile Communications (IMC) revenue, formerly the Infineon wireless division.

The Software and Services Group 2012 revenue of $2.4B was up 27% year over year. The 2012 results include a full year of McAfee, Inc. revenue compared to only 10 months in the 2011 results.

Gross Margin
Gross margin dollars were $33.2B, down $0.6B from 2011.  Gross margin of 62.1% was flat to 2011. Lower start-up costs and no Cougar Point impact were offset by excess capacity charges and higher platform** unit costs.

^^ Cash and cash equivalents, short-term investments, and marketable debt instruments included in trading assets
**PC Client Group and Data Center Group microprocessors and chipsets

Spending
Spending for R&D and MG&A was $18.2B, up 14% from 2011 primarily as a result of increased investment in research and development. R&D and MG&A as a percentage of revenue was 34.1%, up approximately 4 points from 2011.

R&D spending was $10.1B, up 22% from 2011.

MG&A spending was $8.1B, up 5% from 2011.

Depreciation was $6.4B, up from $5.1B in 2011.

Amortization of acquisition related intangibles was $308M, up from $260M in 2011.

Other Income Statement Items
Gains and losses on equity investments and interest and other income was a net gain of $235M, lower than the $304M gain in 2011.

The effective tax rate for 2012 was 26.0%, down from 27.2% in 2011 on higher profits coming from lower tax jurisdictions.

Balance Sheet and Cash Flow Items
Cash flow from operations in 2012 was approximately $18.9B.  On the balance sheet, total cash investments^^ ended the year at $18.2B, up $3.3B from 2011.  During 2012, we paid approximately $4.4B in dividends, purchased $11.0B in capital assets, repurchased $4.8B in stock, and issued $6.2B in debt. Total inventories were up approximately $600M from a year ago.

Other Items
We added approximately 5K employees in 2012, bringing the total number of employees to approximately 105K.

Q1 2013 Outlook

Intel’s Business Outlook for the first quarter does not include the effect of any business combinations, asset acquisitions, divestitures, or other investments that may be completed after January 17th. The mid-point of the forecast ranges will be referred to when making comparisons to specific periods.

Revenue
Revenue is expected to be $12.7B, plus or minus $500M in the first quarter. The midpoint of this range is down 6% from the fourth quarter. This decline is in line with the average seasonal decline for the first quarter.

^^ Cash and cash equivalents, short-term investments, and marketable debt instruments included in trading assets

Gross Margin
Gross margin in the first quarter is expected to be 58%, plus or minus a couple points, flat from the fourth quarter.

Gross Margin Reconciliation: Q4’12 to Q1’13 Outlook (58.0% to 58% +/- a couple points)
[note: point attributions are approximate]
•	- 1.0 point:	Lower platform** volume
•	- 0.5 point:	Higher other cost of sales (higher factory start-up costs mostly offset by lower excess capacity charges)
•	+ 1.5 points:	Lower platform** inventory write-offs (qualification for sale of Haswell)

Spending
Spending for R&D and MG&A in the first quarter is expected to be approximately $4.6B, flat from the fourth quarter.

Depreciation is forecasted to be approximately $1.7B, up from the fourth quarter.

Amortization of acquisition-related intangibles is forecasted to be approximately $75M.

Other Income Statement Items
Gains and losses from equity investments and interest and other income are expected to be a net loss of approximately $50M , compared to a net gain of $49M in the fourth quarter.

The tax rate for the first quarter is expected to be 17% which includes the R&D tax credit for the first quarter as well as the retroactive credit for 2012.

2013 Outlook

Intel’s Business Outlook for full year 2013 does not include the effect of any business combinations, asset acquisitions, divestitures or other investments that may be completed after January 17th.

Revenue
Revenue for the year is expected to grow in the low single digits.

Gross Margin
Gross margin for the year is expected to be 60%, plus or minus a few points, down 2.1 points from 2012.

Gross Margin Reconciliation: 2012 to 2013 Outlook (62.1% to 60% +/- a few points)
[note: point attributions are approximate]
•	- 2.0 points:	Higher other cost of sales (higher start-up costs offset by lower excess capacity charges)

**PC Client Group and Data Center Group microprocessors and chipsets

Spending
Spending for R&D and MG&A for the year is expected to be $18.9B, plus or minus $200M, 4% higher than 2012 due primarily to the full year impact of the increase to R&D investments made in 2012  and annual salary increases for 2013. We expect the number of employees ending 2013 to be flat to 2012.

R&D spending is expected to be approximately $10.7B, up 5% from 2012.

MG&A is expected to be approximately $8.3B, up 3% from 2012.

Amortization of acquisition-related intangibles is forecasted to be approximately $300M.

Depreciation is forecasted to be approximately $6.8B +/- $100M.

Other Income Statement Items
Gains and losses from equity investments and interest and other income are expected to be a net gain of approximately $100M.

The tax rate for 2013 is expected to be 25%. The tax rate for 2013 includes the R&D tax credit for 2013 as well as the retroactive R&D tax credit for 2012.

Balance Sheet and Cash Flow Items
Capital spending for 2013 is forecasted to be $13.0B plus or minus $500M, $2.0B higher than 2012. The increase in capital spending is primarily driven by the start of construction of our 450mm development factory. The forecast also includes approximately $300M capitalization of interest on debt.

Risk Factors
The above statements and any others in this document that refer to plans and expectations for the first quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should” and their variations identify forward-looking statements. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Many factors could affect Intel’s actual results, and variances from Intel’s current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be the important factors that could cause actual results to differ materially from the company’s expectations.
•
Demand could be different from Intel's expectations due to factors including changes in business and economic conditions; customer acceptance of Intel’s and competitors’ products; supply constraints and other disruptions affecting customers; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers. Uncertainty in global economic and financial conditions poses a risk that consumers and businesses may defer purchases in response to negative financial events, which could negatively affect product demand and other related matters.

•
Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term and product demand that is highly variable and difficult to forecast. Revenue and the gross margin percentage are affected by the timing of Intel product introductions and the demand for and market acceptance of Intel's products; actions taken by Intel's competitors, including product offerings and introductions, marketing programs and pricing pressures and Intel’s response to such actions; and Intel’s ability to respond quickly to technological developments and to incorporate new features into its products.

•
The gross margin percentage could vary significantly from expectations based on capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; changes in revenue levels; segment product mix; the timing and execution of the manufacturing ramp and associated costs; start-up costs; excess or obsolete inventory; changes in unit costs; defects or disruptions in the supply of materials or resources; product manufacturing quality/yields; and impairments of long-lived assets, including manufacturing, assembly/test and intangible assets.

•
The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.

•
Gains or losses from equity securities and interest and other could vary from expectations depending on gains or losses on the sale, exchange, change in the fair value or impairments of debt and equity investments; interest rates; cash balances; and changes in fair value of derivative instruments.  The majority of our marketable equity security portfolio balance is concentrated in ASML Holding, N.V, and declines in value could result in impairment charges, impacting gains or losses on equity securities.

•
Intel's results could be affected by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.

•
Expenses, particularly certain marketing and compensation expenses, as well as restructuring and asset impairment charges, vary depending on the level of demand for Intel's products and the level of revenue and profits.

•	Intel’s results could be affected by the timing of closing of acquisitions and divestitures.
•
Intel’s current chief executive officer plans to retire in May 2013 and the Board of Directors is working to choose a successor. The succession and transition process may have a direct and/or indirect effect on the business and operations of the company.  In connection with the appointment of the new CEO, the company will seek to retain our executive management team (some of whom are being considered for the CEO position), and keep employees focused on achieving the company’s strategic goals and objectives.

•
Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust, disclosure and other issues, such as the litigation and regulatory matters described in Intel's SEC reports. An unfavorable ruling could include monetary damages or an injunction prohibiting Intel from manufacturing or selling one or more products, precluding particular business practices, impacting Intel’s ability to design its products, or requiring other remedies such as compulsory licensing of intellectual property.

A detailed discussion of these and other factors that could affect Intel’s results is included in Intel’s SEC filings, including the company’s most recent Form 10-Q and report on Form 10-K.

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this document contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our expectations for future results. The non-GAAP financial measures disclosed by the company exclude the amortization of acquisition-related intangible assets, as well as the related income tax effect. Amortization of acquisition-related intangible assets consists of the amortization of developed technology, trade names, and customer relationships acquired in connection with business combinations. We record charges relating to the amortization of these intangibles in our GAAP financial statements. Amortization charges for our acquisition-related intangible assets are inconsistent in size and are significantly impacted by the timing and valuation of our acquisitions. Consequently, our non-GAAP adjustment excludes these charges to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The non-GAAP financial measures disclosed by the company have limitations and should not be considered a substitute for, or superior to, financial measures prepared in accordance with GAAP, and the financial results prepared in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes the non-GAAP financial measures are appropriate for period to period comparisons in our budget, planning and evaluation processes, and to show the reader how our performance compares to other periods.

	(In millions, except per share amounts)
	Three Months Ended		Twelve Months Ended
	Dec 29,	Dec 31,	Dec 29,	Dec 31,
	2012	2011	2012	2011

GAAP GROSS MARGIN	$7,817	$8,952	$33,151	$33,757
Adjustment for the amortization of acquisition-related intangibles	137	137	557	482
NON-GAAP GROSS MARGIN	$7,954	$9,089	$33,708	$34,239

GAAP GROSS MARGIN PERCENTAGE	58.0%	64.5%	62.1%	62.5%
Adjustment for the amortization of acquisition-related intangibles	1.0%	0.9%	1.1%	0.9%
NON-GAAP GROSS MARGIN PERCENTAGE	59.0%	65.4%	63.2%	63.4%

GAAP OPERATING INCOME	$3,155	$4,599	$14,638	$17,477
Adjustment for the amortization of acquisition-related intangibles	212	209	865	742
NON-GAAP OPERATING INCOME	$3,367	$4,808	$15,503	$18,219

GAAP NET INCOME	$2,468	$3,360	$11,005	$12,942
Adjustment for:
Amortization of acquisition-related intangibles	212	209	865	742
Income tax effect	(71)	(46)	(290)	(151)
NON-GAAP NET INCOME	$2,609	$3,523	$11,580	$13,533

GAAP DILUTED EARNINGS PER COMMON SHARE	$0.48	$0.64	$2.13	$2.39
Adjustment for:
Amortization of acquisition-related intangibles	0.04	0.04	0.17	0.14
Income tax effect	(0.01)	(0.01)	(0.06)	(0.03)
NON-GAAP DILUTED EARNINGS PER COMMON SHARE	$0.51	$0.67	$2.24	$2.50